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     On July 8, 2009, NRG Energy, Inc. (“NRG”) hosted a conference call regarding the NRG Board of Director’s rejection of Exelon Corporation’s revised unsolicited proposal. The slides that were presented and a transcript of the presentation are included below.

Exelon Offer to NRG Shareholders: July 8, 2009 The Price Remains Inadequate... But There is a Basis for More

Safe Harbor Statement Important Information In connection with its 2009 Annual Meeting of Stockholders (the "2009 Annual Meeting"), NRG Energy, Inc. ("NRG") has filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (the "SEC"). INVESTORS AND STOCKHOLDERS OF NRG ARE URGED TO READ THE PROXY STATEMENT FOR THE 2009 ANNUAL MEETING IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION. In response to the exchange offer proposed by Exelon Corporation referred to in this communication, NRG has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9. STOCKHOLDERS OF NRG ARE ADVISED TO READ NRG'S SOLICITATION/ RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities of NRG. Investors and stockholders will be able to obtain free copies of NRG's definitive proxy statement, the Solicitation/Recommendation Statement on Schedule 14D-9, any amendments or supplements to the proxy statement and/or the Schedule 14D-9, any other documents filed by NRG in connection with the 2009 Annual Meeting and/or the exchange offer by Exelon Corporation, and other documents filed with the SEC by NRG at the SEC's website at www.sec.gov. Free copies of the definitive proxy statement, the Solicitation/ Recommendation Statement on Schedule 14D-9, and any amendments and supplements to these documents can also be obtained by directing a request to Investor Relations Department, NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540. NRG and its directors and executive officers will be deemed to be participants in the solicitation of proxies in connection with its 2009 Annual Meeting. Detailed information regarding the names, affiliations and interests of NRG's directors and executive officers is available in the definitive proxy statement for the 2009 Annual Meeting, which was filed with the SEC on June 16, 2009. Forward-Looking Statements This communication contains forward-looking statements that may state NRG's or its management's intentions, hopes, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as "will," "expect," "estimate," "anticipate," "forecast," "plan," "believe" and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally. The foregoing review of factors that could cause NRG's actual results to differ materially from those contemplated in the forward-looking statements included herein should be considered in connection with information regarding risks and uncertainties that may affect NRG's future results included in NRG's filings with the SEC at www.sec.gov. Statements made in connection with the exchange offer are not subject to the safe harbor protections provided to forward-looking statements under the Private Securities Litigation Reform Act of 1995.

Agenda I. Exelon Revised Offer for NRG: Inadequate Value Growth Prospects Combination Risks and Opportunities II. NRG Business Update: Operational Performance Commercial Operations Financial Outlook

Exelon's Offer vs. NRG's Value

I. NRG Response to Exelon's Improved Offer Exelon's revised offer remains unacceptable as it still does not adequately reflect NRG's value proposition and growth potential relative to Exelon's own prospects Exelon's increase is driven by incremental synergies which, if substantiated and fairly shared between the parties, means there is a solid rationale for Exelon to increase its offer again in order to provide appropriate value for NRG's recent developments, particularly Reliant Energy retail and NINA If Exelon would make a proposal that properly reflected the obvious value of NRG's growth initiatives, we would be willing to sit down with them and their consultants to firm up their synergies estimate and demonstrate even further the value of NRG

A. Value: Market Premiums -- Fact vs Fiction

NRG

Exelon Consultants' Approach[1]: Indicative Stand-Alone Share Prices

Indicative Premium

Exelon Stand-Alone Stock Price

NRG Stand-Alone Stock Price		Current Stock Price[2] $50.70	Halfway Between Index And Current $54.03	Based on Competitive Integrated Index[4] $57.35
Current Stock Price[2]	$23.80	16%	24%	31%
Halfway Between Index And Current	$20.50	35%	44%	52%
Based on IPP Index[5]	$17.21	61%	71%	81%

Key Assumption

- Exelon's indicative premium is based on hypothetical stock price performance derived from imperfect peers

Weakness in Approach

- Ignores negative impacts to EXC's earnings and growth outlook
- Ignores all the positive events affecting NRG stock price since Exelon offer
- Ignores NRG's well hedged position and strong liquidity profile versus that of its peers
- Ignores the fact that most IPP peers are more levered than NRG and were therefore more adversely impacted by the credit crisis
- Ignores the fact that NRG has historically (over the last 5 years up to EXC 10/17/09 offer) outperformed IPP index

REALITY:

Actual Premium over July 1, 2009 Closing Price[3]

7.9%

(1) Based off Exelon presentation dated 7/2/09, closing stock prices as of 6/26/09; (2) Closing share price as of 6/26/09; (3) Day prior to Exelon's revised offer;
(4)EXC implied stock price ased on the Competitive Integrateds (AYE, ETR, FPL, PPL, PEG, CEG, EIX, FE) performance from 10/17/08 to 6/26/09;
(5)NRG implied stock price based on the IPP Index (MIR, CPN, DYN, RRI) performance from 10/17/08 to 6/26/09.

NRG stockholders deserve a real premium that reflects NRG's fundamental value

5

A. Inadequate Value: Free Cash Flow Contribution Free Cash Flow dilution to NRG stockholders applies in any year in the short and long term A great deal for Exelon stockholders; still negative for NRG stockholders (1) Source: Sell-side research; (2) FCF defined as Cash from Operations less maintenance CapEx but excluding environmental and growth CapEx, dividends, and share repurchases; not intended as guidance of expected results. NRG stockholders would be contributing an average 30% of recurring free cash flows to the combined company for only 18% ownership Implied Exchange Ratio 2012 2011 2010 2009 2008 East 27 27 30 34 31 West 73 73 70 66 69 Exelon Exchange Offer of 0.545 = Implied Ownership of 18% 34% 30% 66% 70% 1.236x 0.899x 2009E 2012E 27% 27% 2010E 2011E 73% 73% 1.043x 0.905x 1.064x 2008E 31% 69% Percent Contribution of Recurring FCF1,2 2010 2011 2012 EXC Standalone 3.87 4.4 4.22 Pro Forma Combined 4.66 5.08 4.83 EXC Recurring Free Cash Flow per Share1 2010 2011 2012 NRG Standalone 4.45 4.55 4.44 Pro Forma Combined 2.54 2.77 2.63 NRG Recurring Free Cash Flow per Share1 20% 15% 14% (43%) (39%) (41%) Exelon points to 2011 as the most compelling year for the transaction; we don't believe 2011 is so compelling from NRG shareholders' perspective

A. Inadequate Value: Exelon Offer Continues to Represent Severe Discount to NRG's Replacement Cost Value

NRG


EXC valued NRG's Texas Baseload at $3,000+ / kw(1)
$9.0 B
Gap: $5.71 / share(6)
$7.4 B
$26.91 / Share (7)
Blended $630 / kw (2)
Blended $840 / kw (2)
Blended $340 / kw (2)
$800 / kw (3)
NRG Other Growth Projects and International Assets (4) (5)
$32.62 / Share (1)
7/2/09: EXC exchange offer (0.545x)
STP 3&4 (3)
Value Gap
Prior to the acquisition of Texas Genco, the asset portfolio, excluding Texas baseload, was valued at a firm value of ~$6.4B
0.545x only compensates for 83% of Texas Baseload

(1) Implied value of NRG valuing Texas baseload assets at $3000+/kw sourced from Exelon presentation dated February 2, 2009. Per share value assumes 275M shares outstanding.
(2) Replacement cost for assets other than Texas baseload based on independent consultant (Ventyx)
(3) Based on Toshiba's $150 million commitment for STP 3 and 4 for 12% interest in NINA
(4) Future nuclear development, to which Toshiba has committed an additional $150 million, is implied in NRG other Growth Projects and International Assets
(5) Excludes Reliant Energy retail
(6) Gap is equal to the difference between Exelon's implied offer as of 7/2/09 and the implied value of NRG stock price valuing Texas baseload assets at $3,000 / kW
(7) Implied share price of Exelon's offer as of 7/2/09

Power sector asset values typically revert towards replacement costs

7

A. Inadequate Value: NRG Growth: Building Blocks to Success

NRG

Cost & Performance Improvements	+	Vertical Integration (Texas Retail)	+	Intrinsic Growth Core Assets	+	Nuclear Renaissance	=	NRG Growth
***FOR*NRG** ▪ Revenue enhancement: Asset reliability and availability ▪ Cost savings: Procurement, corporate ▪ Asset optimization: Inventory and working capital management		**Reliant Energy** ▪ Leading retail electricity brand ▪ Countercyclical business fundamentals ▪ Significant potential synergies ▪ Distributed green opportunities		**Repowering NRG** ▪ 550 MW Cedar Bayou 4 ▪ 500 MW eSolar Solar Thermal ▪ 400 MW GenConn ▪ 150 MW Wind Langford ▪ 120 MW Wind Elbow Creek		**NINA** ▪ STP 3&4 ▪ Follow-on projects ▪ Intellectual property/ development knowhow ▪ Supply chain opportunities		**VALUE GAP**

Value Assigned by Exelon [1]								
$0.00/ NRG share	+	**$1.00/ NRG share**	+	**$0.10/ NRG share**	+	**$0.00/ NRG share**	=	**$1.10/ NRG share**

(1) Per Exelon July presentation, pg. 25

Exelon's offer has a long way to go in terms of adequately acknowledging NRG's growth

8

B. Growth: Reliant Energy retail Materially Undervalued by Exelon

NRG

Business Overview and Benefits

- **Leading provider of electricity and energy services in ERCOT**
  - Highest ranking in overall residential customer satisfaction among 3 largest retailers
  - Lowest in PUCT complaints
- **Serves two groups of customers totaling nearly 1.8 million customers**
  - Mass: 2nd largest in Texas with ~28% market share – 1.69 million customers
  - C&I: largest in Texas with more than 35 TWh annual sales
- **Complements NRG's merchant generation assets**
  - Optimizes business model by matching generation and load
  - Increases collateral efficiency

Ongoing Retail Valuation
($ millions)

Purchase Price	$288
Working Capital Payment	82
Total Purchase Price	$370
Mid-cycle adjusted EBITDA run rate	$250

Implied equity value/share[1] at EBITDA multiples of:

5x =	$4.50	While integration is in process
6x =	$5.50	Once integration is completed

(1) Excludes Reliant Retail purchase price

Countercyclical Value

Reliant projected contribution for eight months of 2009:

Adj. EBITDA > $400M

Leading Retail Franchise + **Leading Wholesale Generation** ⇒ **Multiple Expansion** ⇐ **Proven Countercyclical performance**

9

B. Growth: NINA's Unique Value of Leading the Nuclear Renaissance NRG leading position in nuclear is definitely worth more than zero Recent Developments Comparative Advantage NRC Schedule for STP 3&4 issued Open book period followed by Fixed Price Turnkey construction period provides price certainty Contractual terms substantially the same as large fossil project Triggers two additional EPC contracts with the same terms Non-recourse to NRG Repaid with DOE/ Japanese guaranteed loan proceeds at Full Notice to Proceed (FNTP) Supports long lead time material purchases during open book phase Defers NRG significant equipment spend until FNTP $500mm credit facility to be provided by Toshiba DOE in final term sheet negotiations with final four nuclear sites selected; includes NRG's STP 3&4 $18.5 billion of federal guarantees already authorized Additional Japanese government support for projects of "strategic industry" EPC Contract executed Highly ranked within upper tier of preliminary DOE rankings COL issuance anticipated for 2012

NRG Classic ForNRG West Texas Hedge Reset Texas Genco Acquisition Repowering 2008 514 714 726 1810 2269 activity 514 200 12 1084 459 30 2291 negative activity .... for which we believe NRG stockholders should derive and retain the benefits B. Growth: NRG's Future Growth is Based on a Proven History of Delivering on Past Growth... 2004 NRG Classic 1 2008 Current NRG NRG Growth Path! 1) NRG Classic EBITDA excludes Long Beach Repowering, West Coast Power and FORNRG 1.0; (2) Reflects 2014 using 6/11/09 curve 2009 Guidance Gross Margin retail Fornrg Repowering NINA Reliant Retail + 2200 2623 2873 3023 3103 2991 activity 2200 423 250 150 80 400 300 2009 $ in millions Reliant Retail $2,200 $ in millions 1.0 Texas Hedge Reset $2,290 Texas Genco West Coast Power 2.0 The 5-Year Path to 2008 EBITDA 2009 EBITDA and Beyond Gross Margin Improvement2 Accretion from capital allocation for debt reduction and share repurchases + New

C. Combination: Synergies - Potentially Positive for Both Companies' Shareholders... .... but unclear how Exelon extracts this level of synergies out of NRG Amounts ($ in millions) Exelon: Economist and Consultants' View Cost Synergy Categories NRG Management's Initial View

.... A solid rationale for Exelon to pay much more for NRG than 0.545x C. Combination: Exelon Synergies: Once Firmed Up... (1) Based on 0.545x exchange ratio and Exelon's 7/1/09 share price of $51.56, 275M NRG shares outstanding. (2) EXC's announced synergies allocated to NRG per page 10 of EXC's 7/02/09 presentation. (3) Midpoint of EXC's announced synergies of $3.8BN less $0.6BN announced allocation to NRG less $0.6BN announced transaction fees per page 10 of EXC 7/2/09 presentation. (1) (2) (3) $28.10/share $11.84/share ($2.19)/share $37.75/share Value for EXC shareholders from EXC Disclosure ($ in billions, except per share values) 0.732x implied exchange ratio ($0.6) 0.639x implied exchange ratio 50% Synergies 50% Synergies $5.92/share $1.6 $3.3 0.545 Exchange Ratio

C. Combination: Exelon's "Revised" Asset Divestiture Plan This is Not the Best Market to be a Forced Seller of Assets Previous Plan Revised Plan EXC ERCOT 2400 2400 EXC Contracts 1200 1200 NRG PJM-E 1000 1000 NRG South Central 0 2400 NRG International 0 1000 ". . . we question whether EXC can achieve an asset divestiture of this scale in these market conditions with these noncore assets" - Neel Mitra, Simmons & Co. July 7, 2009 MW's ^4,600 MW ^8,000 MW >70% Increase The Asset Sale Challenge PJM (Indian River, Vienna, Dover) Ongoing environmental matters in Delaware. Significant capex requirement at Indian River South Central (Big Cajun, Peakers) Long-term tolling agreements at below market prices Potential obstacles to sell to other incumbents International (Gladstone, Schkopau) Not wholly owned assets - partners have effective veto (which they have exercised) 1 2 Exelon's Amendment No. 4 to Form S-4 filed on May 20, 2009 Exelon's Amendment No. 4 to Form S-4 filed on May 20, 2009. Additional referenced assets per Exelon's Investor Presentation on July 2,2009. Figures for South Central and International from NRG's 2008 10K Filing. EXC Goal from both asset sales and equity: $1-2 Bn EXC Goal from both asset sales and equity: $2.7 Bn

Summary We believe Exelon's offer, on October 19, 2008, made during the nadir of the financial crisis, grossly undervalued NRG Since that time, NRG has created substantial additional shareholder value on an absolute basis and on a comparative (to Exelon) basis, which is not recognized in Exelon's original offer, and has not yet been properly valued in this revised offer Over the last 6 years, NRG's Board of Directors, as presently constituted, has been effective in making decisions both about NRG's value-enhancing actions and in giving thorough and reasonable consideration to Exelon's offer

Business Update

II. Midyear Business Update Operational Performance Safety Performance - top quartile YTD Texas Baseload Fleet - top decile performance availability and reliability FORNRG2.0 2009 Goal - Achieved in June 2009 Commercial Operations Integrated Retail Supply into Commercial Operations Comprehensive Risk Management framework applied to Retail Execution of Hedging including Retail/Wholesale Matching Financial Outlook Adjusted EBITDA Guidance revised upward to $2.5 billion Liquidity at June 30, 2009 exceeded $4.0 billion Authorized share buyback for 2009 increased to $500 million

A. Operations Update 2005 2006 2007 2008 2009 YTD* 2.92 2.04 1.63 0.84 1.35 1.53 2009 2010 2011 2012 20 47 73 100 23 23 23 23 Operating Excellence OSHA Recordable Rate - Exceeds Top Quartile Preliminary Estimate YTD through June 2009 2.92 2.04 1.63 0.84 1.35 Top Quartile 1.52 20 bps 47 bps 73 bps 100 bps 2009 YTD 23 bps FORNRG 2.0 - 2009 Goal Achieved Baseload EAF* - Consistent Improvement Safety - Continued Strong Performance VPP progress at multiple sites New company-wide contractor safety policy in effect Active senior management involvement in safety Record Availability and Reliability Texas baseload EAF and EFOR at top decile levels Nuclear performance: 100% EAF, 0% EFOR NRG Coal fleet EFOR improved by 23% vs YTD Q2 in 2008 Cedar Bayou 4 since June 25: NCF 82.6%, EAF 98.7% 2009 ROIC improvement target of 20 bps surpassed in Q2 $17M in recurring free cash flow benefits year-to-date Reductions in invested capital leads to efficient deployment of cash Managing spending in a challenging generating environment Reduced major and normal maintenance by $14M through May Working with vendors to capture commodity/labor cost reductions in procurement spending

Dummy Range 5-year Average STP (2) 0.903 0.1127 0.969 EXC (17) 0.93455 0.0089 0.938 CEG (5) 0.92455 0.01555 0.933 ETR (11) 0.895 0.024 0.908 PGN (5) 0.8945 0.043 0.903 D (7) 0.888 0.026 0.902 SO (6) 0.889 0.0405 0.902 TVA (5) 0.883 0.049 0.895 FPL (6) 0.873 0.035 0.885 DUK (7) 0.873 0.009 0.877 Non-fleet (21) 0.86 0.022 0.873 FE (4) 0.765 0.135 0.8515 STP (2) 0.903 0.1127 0.969 2003 2004 2005 2006 2007 2008 Exelon 12.89 12.98 13.53 14.27 14.91 15.83 Industry 16.51 16.28 16.74 16.65 17.66 STP 16.1 12.05 14.05 13.15 13.96 16.24 17.66 18.49 Operational Prowess Nuclear Annual Avg. Production Cost ($/MWh) Combined Net Capacity Factor 100% Combined generation 11.6 GWh (100%) - Top two unit site in the U.S. EFOR of 0% 0% Safety recordables STP 1&2 2009 Highlights Source: Exelon July 2009 presentation pg. 19 and NRG A. STPNOC STP 1&2 Nuclear Operations vs. Peers

B. Managing Commodity Price Risk Baseload Hedge Position1,2 Opportunistic and collateral efficient hedging 1 Portfolio as of 7/01/2009; 2009 values reflect positions from August 09 through December 09 only 2 "New Hedges" represents hedged positions added since Q1'09 (as of 4/09/2009) Baseload Gas Price Sensitivity3 Gross margin change from $1/mmBtu gas price change ($ In millions) (3) As of 7/1/2009. Baseload gas price and heat rate sensitivity for 2009 is immaterial. 4 $1/mmBtu move in gas is 'equally probable' to 0.25 mmBtu/MWh move in heat rate. Sensitivity was based on portfolio as of 7/01/2009 Baseload Heat Rate Sensitivity4 Integrated retail supply function into Commercial Operations Matching of generation and load portfolios Added power/gas hedges in 2010

C. Reliant Energy retail Update Integration and Risk Management C&I sales channels restarted and generating profitable growth C&I margins improving Restarted mass sales channels at full force Managing mass business to reduce customer attrition Leading retail franchise backed by Texas generation assets Skilled retail workforce supported by experienced NRG Com Ops and Risk team Risk management of supply and load integrated NRG liquidity and generation assets facilitates a more balanced book Increased collateral efficiency allows for a more competitive product offering for the sales team Business Outlook Retail and Wholesale Combination Drives Incremental Value to Texas Portfolio Financial Outlook May / June business results exceed $200 million in adjusted EBITDA Adjusted EBITDA May to December 2009 expected to exceed $400M

C. 2009 Guidance Note: Cash Flow Yield based on common stock share price of $22.08 as of July 7, 2009 23% Recurring Free Cash Flow Yield $5.13 Recurring Free Cash Flow Per Share Note: Adjusted EBITDA Guidance excludes Exelon defense costs and Reliant retail transaction and integration expenses Record Financial Performance in 2009 Note: Calculated by adding back preferred dividends and dividing by the weighted average number of common diluted shares of 275 million

C. Financial Summary: First Half of 2009 Adjusted EBITDA Guidance increased to $2.5 billion Over $200 million of EBITDA generated from Reliant Energy retail in first two months Hedging program insulates Wholesale business Liquidity Increased $1.0 billion to more than $4.0 billion Bond proceeds of $678 million MIBRAG proceeds of $258 million Funded Reliant Acquisition Capital Allocation Plan Expanded Board authorized additional $170 million of share repurchases during 2009 Total 2009 Share Repurchase Plan = $500 million

C. 2009E IPP EBITDA Multiples NRG Pre Increase NRG Post Increase CPN MIR RRI DYN Multiple 6.2 5.4 8.9 4.4 11.8 8.9 Weighted Peer Average 8.5 8.5 8.5 8.5 8.5 8.5 As a result of the increased guidance, NRG's EBITDA multiple is further disconnected from other IPPs "Exelon acknowledges that the value of NRG has increased through the acquisition of Reliant's retail business, though downplays the benefit," Angie Storozynski of Macquarie Research, 7/2/09 "Jefferies believes that on a stand-alone basis there is a valuation gap between NRG and other merchant generators," Paul Fremont of Jefferies & Co., 7/2/09 IPP Multiples (1) EBITDA estimate source FactSet; (2) Enterprise Value calculated using 7/7/09 closing stock prices; (3) Implied multiple is calculated using an average of 6 research analysts' price targets to determine NRG's Enterprise Value divided by the 2009 EBITDA estimates 8.3x

Closing Remarks

2004 2005 2006 2007 2008 2009E EBITDA 0.976 0.731 1.502 2.279 2.291 2.5 Stock Price 18.03 23.56 28.01 43.34 23.33 22.08 Adjusted CFO 0.71 0.489 0.923 1.633 1.5 1.769 Financial Performance Focused on Cash Generation ... .... with substantial benefits realized by shareholders until the market dislocation last Fall ($ in billions) ($/share split adjusted) Notes: Adjusted CFO excludes collateral movements, working capital movements and include discontinued operations; 2006 adjusted for the hedge reset. Yearly stock prices represent year-end prices, 2009 closing stock price of $22.08 on 7/7/09. NRG: A Track Record of Growth and Financial Success At NRG, growth is accompanied by delivery in financial performance Note: Cash Flow Yield based on common stock share price of $22.08 as of July 7, 2009 23% Recurring Free Cash Flow Yield

APPENDIX

Waxman-Markey Summary and Implications Passed in the House of Representatives on June 26th by a vote of 219-212 Emissions targets of 2005 base are 97% by 2012, 83% by 2020, 58% by 2030 and 17% by 2050 Allocations: Formula allocates about 40% of historical emissions to merchant coal in first year Declines to 30% by 2025 and 0% by 2030 Allocations are based on each year's actual emissions (see below for implications for EXC) Massive support for low-carbon development (including new nuclear) 20% national renewable energy standard (RES) by 2025 EPA estimates $13 / metric ton initial allowance price -- ~$10 less than expectations last year Waxman- Markey Summary Impact on NRG (existing portfolio) Provides near-neutral impact in early years and slight negative towards end of next decade Meaningful impact in post 2025... however, NINA projects and other low/no carbon development capable of fully offsetting Bill's support for low-carbon development (including nuclear and coal with CCS) allows NRG to decarbonize faster RES impact is already largely felt in Texas and heat rates have already compensated for expected renewables plus transmission In W-M - unlike in previous bills - merchant coal plants receive annual allocations tied to their emissions in that year, rather than a fixed base period's emissions Analysts and EXC themselves agree that this will lead coal plants to include only the 60% of their allowance costs for which they do not receive allocations in their wholesale market bids Implies about a 25 -35%1 reduction in carbon uplift for EXC, due to the high % of time EXC plants face power prices set by coal "on the margin" Strong renewable energy standard would likely bring significant wind generation from high quality wind resources in the Dakotas to EXC's Illinois region This will likely suppress heat rates and nuclear revenues further, due to historical lack of meaningful state RPS Impact on Exelon 1. In a 70% coal on margin region, uplift without this provision would be expected to be: (1MT/MWH * 70%) + (0.5MT/MWH* 30%) = .85 With this provision, uplift would be (0.6 MT/MWH * 70%) + (0.5MT/MWH * 30%) = .57; See Bernstein, 5/22/09 House Bill was more favorable to NRG's and less of a benefit to Exelon's standalone prospects

Will Waxman-Markey Pass in the Senate? Arguments for Passage in Senate Arguments Against Passage in Senate "Rowe's assessment of the likelihood of passage was...less than a 50/50 chance of passage by the Senate" - Sanford Bernstein 6/10/2009 Momentum from passage by the House Strong support from President Obama, who has started actively campaigning for passage Support from Senate leadership Votes not near there yet: according to Energy and Environment Daily, there are currently 35 "yes" votes and 10 "probably yes" votes of the needed 60 Republicans see this as a major campaign issue in 2010, and are likely to close ranks Senate dynamics are more challenging than House: about 1/4 of "yes" votes in House were from New York and California Of the 60 Democrats, many come from states with pressure to vote "no" (see chart on right) If passed, will likely be more "moderate" than House, eg. further downward pressure on price, more $ for nuclear and other low/no carbon resources Significant pressure = from states where W-M lost in House (among majority of reps) and where all or most Democrats voted "no" Moderate pressure = from state where W-M lost in House and where at least one Democrat defected Slight pressure with asterix = from States with no House democrats From Real Clear Politics 6/29/2009: "Climate Bill Faces Long Odds in Senate" Passage in the Senate is in no way certain - NRG believes it's 50/50 at best

Multiple Risks to Exelon's Carbon Value Proposition Exelon shows attractive carbon upside to shareholders ... .... but their scenarios don't consider a broad enough set of outcomes Carbon bill passage is not a given If passed, it will include a renewable standard, bringing wind from Dakotas into Chicago If not passed, there will still likely be a renewable standard (see current Senate energy bill) Year-to-year updating of allocations to merchant coal lowers carbon uplift EPA price scenarios much lower than what Exelon portrays And.. ....Even if Exelon gets carbon windfall, will regulators let them keep it? Carbon increases regulator concern over high Exelon earnings even as consumers pay higher prices due to carbon, RES and new transmission Risk of clawback increases as carbon prices increase What could regulators do? Re-regulate affiliated generation used to serve hybrid utilities' LDCs Negotiate a long-term contract that "splits the difference" between re- regulation and market Propose a windfall profits tax or other mechanism to "claw back" carbon (and PJM energy/capacity market) uplift Current state budget problems make these scenarios more likely Even if legislation becomes a reality, there is no certainty in Exelon's ability to realize significant economic benefits

NRG Path for Cost Certainty on New Nuclear NRG Path for Cost Certainty on New Nuclear Exelon's examples cited for comparison of overnight costs are not comparable to NRG estimate All projects are First of a Kind Engineering with unproven records of construction or operation vs that of NRG's ABWR technology that has been completed in Japan built 4x on time and on budget At least 2 of the 4 sites are Greenfield which have significant infrastructure costs vs that of NRG's Brownfield site which has been designed and carries infrastructure for 2 additional units What Exelon Said(1) Main EXC Misunderstanding on NRG Nuclear NRG has leading position for nuclear for minimal capital at risk due to: 1) pre-certified and fully engineered design; 2) selection by DOE as one of four for loan guaranty; 3) support funding for "strategic industry" from Japanese government due to strategic Japanese partnerships; and 4) EPC fixed price turnkey contract (1) From Exelon July 2009 presentation, pg. 26

Exelon Uprates(1) NRG STP 3&4 Peak New MWs 1,326 1,080 MW Years (MWs available each year times number of years) 35,026 66,420 Overnight Cost ($M) $3,500 $4,000 Average Cost per kw ($) $2,600 $3,700 Cost per KW Year ($) $99 $60 Recourse Capital ($M) $3,500 $600(2) Recourse Capital per kw ($) $2,600 $550 Recourse Capital per kw Year $99 $9 Exelon Nuclear Uprates vs. NRG's Advanced Nuclear Project (STP 3&4) Getting More "Bang-for-the Buck" STP 3&4 has far less recourse capital at risk, and substantially more years of operations at full capacity (100%) (40%) Source: Exelon Corporation SEC filings and NRG estimates. (1) Total uprates presented reflects Exelon's share of uprates in case of units jointly owned by others. (2) Based on $1.2 bn total equity required for 60% of STP 3&4 with $300 MM of equity coming from both Toshiba and New Partner.

Creating Cost Certainty - Overnight Reference Significant risk mitigation by selecting ABWR technology which has been built four times Provides history of full engineering and nearly all quantities required for construction are known NRG will have a closed book, fixed price contract at financial closing, at which point escalation risk will cease Similarly, NRG intends to hedge its foreign exchange exposure as it makes its financial commitments NRG's choice of ABWR, with a fixed price contract, creates significantly more price certainty than other developers

The Right Way to Develop Nuclear is OFF the Balance Sheet, Not ON it CPS $4 B NINA (with new partner) $6 B 40% 60% $10 B US & Japan Loan $4.8 B NINA Equity $1.2 B $6 B 80% 20% Representative Project Cost and Sources of Funds (1) NINA Share Equity Sources Toshiba $300 MM NRG $600 MM $1.2 B New Partner $300 MM Maximize economic value for shareholders with minimum capital at risk NINA (1,080 MWs) New Partner (540 MWs) CPS Energy (1,080 MWs) AA+ municipal utility serving its own load - Mix of industrials and load serving entities - Average credit rating is single-A - Several additional counterparties have also shown interest in capacity MOU representing 1,600 MWs (>100% of available capacity) The Right Strategy: Offtake Certainty (1) Excludes $500 million non-recourse facility from Toshiba for long lead materials

EPC Contract Executed EPC Contract executed by all parties on February 24, 2009 Key features include: Open book period followed by Fixed Price Turnkey construction period Contractual terms substantially the same as large fossil project Subcontract between Fluor and Toshiba completed Other benefits upon execution Triggers $500mm long lead material credit facility Triggers two additional EPC contracts with the same terms Other milestones Dec 2009 - Confirm guaranteed construction period (FNTP to Substantial Completion) Dec 2009 - Determine Guaranteed Net Output Dec 2010 - Engineering ~85% complete STP 3&4's EPC contract sets the standard for risk sharing between project developers and vendors

The lack of a mature supply chain in the US and limited capacity of supply globally for critical components is a significant challenge for most new nuclear technologies, except the ABWR Non-US Sourced Digital I&C NSSS Components Reactor Pressure Vessel Steam Generators Reactor coolant pumps Turbine Generator Shaft Forgings Plant Simulator The Global supply chain for critical components has limited capacity. In the US a limited number of suppliers are certified to supply new plants US Sourced Large-bore (>12in) seamless alloy steel pipe ASME N-stamp pumps and valves Nuclear Supply Chain The ABWR is the only new nuclear technology that benefits from an existing supply chain Manufactures in owned facilities: I&C Reactor Pressure Vessel (RPV) Internals Steam Generators Reactor coolant pumps Turbine Generator Plant Simulator With its long standing partner IHI Reactor Pressure Vessels Toshiba investment in JSW's expansion Steam Turbine and RPV Ultra-Heavy forgings (sole source globally)

Training and Recruiting Increase in refining, petrochemical, and power projects has catalyzed recruitment and vocational training initiatives STPNOC, partnered with training schools, has initiated nuclear specific training programs Location Texas projects are "open shop" which have proven to have higher productivity (2x's NE) and lower cost Gulf Coast productivity is maintaining its typical high rate Fluor is one of the largest big project constructors on Gulf Coast with significant experience in modularization Combination of Toshiba and Fluor capabilities in modularization will ensure smooth transfer of knowledge of Japanese nuclear modularization techniques Location of STP 3&4 (1.5 hours from Houston) is ideal for attracting craft labor Timing STP 3&4 will be ramping up craft in 2011/2012 as trained craft are rolling off Gulf Coast projects Texas coal project under construction: Luminant Oak Grove, LMS Sandy Creek, CPS- Spruce Project Large oil & gas projects: 20+ million hour Chevron Pascagoula and Motiva Texas City, other Productivity Productivity will be set as part of the fixed price under the EPC Contract Minor exception for nuclear island productivity: 2-3% sensitivity to capital costs Labor - Quality and Availability

Toshiba's BWR and ABWR Experience 1970 1975 1980 1985 1990 1995 2000 2005 2010 1965 1960 Under Construction Plants in Operation Planning Fukushima Daiichi 1 Hamaoka 1 Fukushima Daiichi 5 Fukushima Daiichi 6 Hamaoka 2 Onagawa 1 Hamaoka 3 Kashiwazaki Kariwa 2 Hamaoka 4 Onagawa 2 Onagawa 3 Hamaoka 5 Fukushima Daiichi 2 Tsuruga 1 Fukushima Daini 1 Kashiwazaki Kariwa 1 Fukushima Daini 3 Kashiwazaki Kariwa 3 Kashiwazaki Kariwa 6 Kashiwazaki Kariwa 7 Fukushima Daiichi 3 Lungmen 2 Ohma 1 Lungmen 1 Higashidori 1 TEPCO Higashidori 1 Fukushima Daiichi 7 TEPCO Higashidori 2 Namie Odaka 1 Fukushima Daiichi 8 Higashidori 2 Toshiba, as prime contractor on 17 BWRs, including two ABWRs, has built the most BWR plants in the world and built the ABWRs in the shortest period of time Entered business in 1966 Constructed 22 plants 17 as prime contractor Toshiba BWR Experience

STPNOC is a top nuclear power operator with a performance record equal to top fleet operators STPNOC: Industry Leader Productivity Top decile marginal cost per EUCG Low Fuel cost One of the lowest reported production cost (1.35¢/kwh) Highest producing two-unit nuclear plant (out of 33) three years in a row Highest producing single unit in 2006 (unit 2) Safety The only U.S. plant with three safety trains per unit Strenuous and continuous training program Exposure limits twice as strict as required Security Design, strength of structures Multiple layers, types of defenses Upgrades since 9/11 Innovation In cooperation with NRC, piloted risk analysis of plant components Piloted post-9/11 security requirements Two Best of The Best Awards-Only repeat-winner plant Six Top Industry Practice Awards-Most for any plant

Analyzing Key Exelon "Growth" Driver[1]

Exelon's "prediction"[2] of average PECO Rates


$138.6/MWh
$115.2/MWh
$107.5/MWh
$60/MWh
2008-2010
Current ExGen Contract
2011
Energy/Capacity
T&D, Other

What actually happened…really


$100-102/MWh [3]
$80-$85/MWh [4]
2011

Exelon provided "illustrative" guidance on PECO rates increasing to $107.50/MWH in 2011 based on PPL's auction results[1]

1. Exelon February investor presentation, page 9
2. Exelon EEI Conference November 2008 page 73. Exelon estimate on energy and capacity
3. Exelon Press release. ExGen winning offers. 6/17/09.
4. NRG estimates for energy and capacity

PECO roll off uplift has not lived up to November expectation

40

RPM Capacity Auction results in PJM: "norm" for RTO? "The results of the recent RPM capacity auction are not anticipated to reflect a new 'norm' due to an anticipated market response to low clearing prices and rule changes for demand response bidding" Exelon Investor Presentation, July 2009 Pg. 41 1 Unforced Capacity MW from Exelon July 2009 Investor presentation (pg. 41), adjusted by pool wide EFORd of 6.44% for 2012/2013 and 6.21% for 2011/2012 per PJM auction report. Capacity clearing prices per PJM RPM auction results. Share price impact based on 7.9x market implied EV/EBITDA multiple (based on 10/17/08 enterprise value and Wall Street EBITDA estimates) and 8% discount rate based on average of Wall Street estimates RPM Capacity auction results for 2012/2013 implies a $280mm or $2.18/share negative impact on Exelon's capacity gross margin1 Locational price signal sent to incentivize new generation where needed. Higher cleared prices in PJM East, lower in PJM West. RTO clears as the lowest priced zone, as it has been four out of six times in PJM base residual auctions. "Demand response was NOT the primary cause of the price decline in RTO" "Next year we expect persistency of high prices in PJM East and low prices in PJM West" "Several generators now argue to investors that upcoming PJM straw proposals will "correct" the situation...We believe many analysts and generators do not fully understand why the RTO price was so low, and view demand response the primary reason for the decline...we disagree." -- Brian Chin, Citigroup June 28, 2009 Exelon View Street View We believe prices will be lower in RTO and higher in PJM East

Federal Renewable Standards could require 80-100 GW of renewable generation in the Midwest and PJM regions



Green Power Express Transmission
CREZ Transmission
Wind Power Classification
Wind Power Class
Resource Potential
Wind Power Density at 50 m W/m²
Wind Speed* at 50 m m/s
Wind Speed* at 50 m mph
3 Fair 300 – 400 6.4 – 7.0 14.3 – 15.7
4 Good 400 – 500 7.0 – 7.5 15.7 – 16.8
5 Excellent 500 – 600 7.5 – 8.0 16.8 – 17.9
6 Outstanding 600 – 800 8.0 – 8.8 17.9 – 19.7
7 Superb 800 – 1600 8.8 – 11.1 19.7 – 24.8
*Wind speeds are based on a Weibull k value of 2.0

Exelon Comments	NRG Perspective
Federal Renewable Energy Standards (RES) will result in incremental wind build in Texas to support REC purchases in other markets	• PJM/MISO could require 80-100[1] GW of new wind generation to meet PJM/MISO state compliance requirements (IL 25% by 2025; PA 20% by 2020; MN 25% by 2025). • It is unrealistic to assume ERCOT will provide all RECS required in MISO/PJM given the size of CREZ and current renewable penetration in Texas.
ERCOT Wind: Wind and transmission build-out to meet federal RPS confined to Texas.	• CREZ proposes 18 GW of transmission resources. • A full wind build-out in ERCOT alone cannot meet required US Federal compliance targets • Current wind penetration already high in Texas and market impact already observed
Upper Midwest Wind: Dependent on not yet approved transmission buildout and price will be spread over a broader area.	• Conditional FERC approval reached by Green Power Express project allowing interconnection of 12 GW of wind power into Midwest • 100+GW in PJM/MISO interconnection queue • Midwest Class 5+ wind resources to produce more REC's per dollar of wind investment • PJM and MISO are far from meeting RPS compliance requirements; Only 2% of average demand - just beginning to see market impact
Mid-Atlantic Wind: Limited wind resources – REC's purchased from other areas	• Sourcing to come primarily from Midwest wind interconnecting into Mid-Atlantic via large PJM transmission backbone projects like PATH, TRAIL, etc.

[1]2008 PJM and MISO demand grown at 1%/year to 1350 TWh/year, 20% RES requirement = 270 TWh of REC volume to meet 20% RPS requirement; To meet 270 tWh need 90 GW of wind turbines @ 35% capacity factor (90 GW*35 %*8760 hours/year=270 TWh/year)

Federal RES is so big that it will require development of our the best wind resources in the Midwest to comply.

42

EXC Markets: Exelon Gross Margin Appears to be Under Severe Pressure

Heat Rate Impact



7.50
7.00
6.50
6.00
5.50
5.00
4.50
4.00
mmbtu/MWh
2010
2011
2012
2013
2014
10/17/2008
6/11/2009

Exelon appears to be forward hedging into sharply declining heat rate market

Gross Margin and Terminal Value Impact(1) on Share Price

($1,090M)(2)

$236M(3)

($282M)(4)

Decrease to EXC Share Price(1)

($8.80)/share

Natural Gas Impact



8.5
8.0
7.5
7.0
6.5
6.0
5.5
5.0
$/MMbtu
2010
2011
2012
2013
2014
10/17/2008
6/11/2009

Increasing long-term natural gas prices.
2014 Henry Hub up $0.20

Capacity Auction Impact

Exelon Unforced Capacity, UCAP (MW)(4) = 21,700



$110.0
2011/2012
2012/2013
$/MW-day
$16.46
non-MAAC

(1) Assumes 2014 terminal year using 6/11/09 curve. Share price impact based on 7.9x market implied EV/EBITDA multiple and 8% discount rate; (2) Heat Rate sensitivity : (0.93) mmbtu/mwh weighted average implied market Heat Rate change (10/17/08-6/11/09) * $7.80 mmbtu 6/11/09 NYMEX NG price * 150 Twh's per Exelon Fact Book = $(1,090)MM; (3) Gas Sensitivity: $0.20/mmbtu change in natural gas * 7.88 mmbtu/mwh 10/17/08 Weighted average implied market Heat Rate * 150 Twh's = $236MM; (4) Unforced Capacity MW (non-MAAC, MAAC, EMAAC) from Exelon 3/10/2009 2009 Investor Conference presentation (pg. 39), adjusted by pool wide EFORd of 6.44% for 2012/2013 and 6.21% for 2011/2012 per PJM auction report. Capacity clearing prices per PJM RPM auction results.

EXC seeks to offset its weakening market prospects through NRG's portfolio at an inadequate price

43

Negative Impact of Market and Portfolio Changes on Exchange Ratio- Exelon Gross Margin Impacts Market and other changes affecting Exelon since 10/17/08 would imply a 19% increase in the Exchange Offer ratio Implied Changes in Exchange Ratio(1) Gross Margin (2) Pension Liability (3) PJM Capacity (2) Net Debt (4) 0.545 0.612 0.645 0.646 0 activity 0.545 0.067 0.033 0.02 0.019 0.646 EXC Value Considerations Source: NRG analysis, based on Exelon disclosure before and after 10/17/08. Notes: (1) Represents selected factors that impact the Exchange Ratio for illustrative purposes and is not representative of all factors that could impact the Exchange Ratio offer. The exchange ratios are not indicative, nor are they meant to imply, an exchange ratio that the NRG Board would accept or reject (2) Assumes 8% discount rate (average of Wall Street analyst estimates) and 7.9x market implied EV/EBITDA multiple (based on 10/17/08 enterprise value and Wall Street EBITDA estimates) (3) Exelon's net Pension and OPEB liability increased by $3,791 million from $2,472 million from Exelon's 9/30/08 10Q to $6,309 million from the 3/31/09 10Q (4) Exelon's net debt decreased by $1.5 billion, caused by an increase in debt of $500mm and cash increase of $2.0 billion from the difference between the 9/30/08 10Q and 3/31/09 10Q

NRG

PRESENTATION

Operator
Good day, ladies and gentlemen, and welcome to the NRG Energy conference call to discuss Exelon’s revised unsolicited proposal and upcoming annual stockholders’ meeting. At this time, all participants are in listen-only mode. We will be facilitating a question-and-answer session towards the end of this conference. (Operator Instructions). As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today’s call, Ms. Nahla Azmy, Vice President of Investor Relations. Please proceed.

Nahla Azmy
Good morning and welcome to our conference call to discuss Exelon’s revised unsolicited proposal and our upcoming annual stockholder meeting. This call is being broadcast live over the phone and from our website at www.nrgenergy.com. You can access the call presentation and press release furnished with the SEC through a link on the Investor Relations page of our website. A replay of the call will be posted on our website.
This call, including the formal presentation and question-and-answer session, will be limited to one hour. In the interest of time, we ask that you please limit yourself to one question with just one follow-up.
And now for the obligatory Safe Harbor statement. During the course of this morning’s presentation, management will reiterate forward-looking statements made in today’s press release regarding future events and financial performance. These forward-looking statements are subject to material risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. We caution you to consider the important risk factors contained in our press release and other filings with the SEC that could cause actual results to differ materially from those in the forward-looking statements in the press release and conference call.
In addition, please note that the date of this conference call is July 8, 2009 and any forward-looking statements that we make today are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update these statements as a result of future events except as required by law.
During this morning’s call, we will refer to both GAAP and non-GAAP financial measures of the Company’s operating and financial results. For complete information regarding our non-GAAP financial information, the most directly comparable GAAP measures and a quantitative reconciliation of those figures, please refer to today’s press release and this presentation.
In addition, we will be discussing Exelon Corporation’s outstanding exchange offer and the solicitation of proxies for our 2009 annual meeting. Today’s discussion does not constitute any offer to sell or the solicitation of an offer to buy any securities or a solicitation or proxy of any stockholder of NRG Energy nor is this a substitute for the exchange offer documents or proxy materials currently on file with the SEC. For important additional information regarding the exchange offer and the proxy statements, please see today’s news releases and the Form 8-K.
Now with that, it is my pleasure to turn this over to David Crane, NRG’s President and Chief Executive Officer. David?

David Crane
Good morning, everyone. We appreciate everyone taking the time to listen in on this unusual conference call. I am joined today by Bob Flexon, our Chief Financial Officer, who will be handling part of the presentation. I am also joined by three additional senior executives of NRG who are responsible for important parts of the Company’s business and will be available to answer any specific questions that you might have in their area — Mauricio Gutierrez, who runs the Company’s commercial operations; Steve Corneli who is responsible for the Company’s approach to climate change legislation; and I think a new person for many of the people who have known us for a long time, Jason Few who is responsible for the retail business of Reliant Energy since they have come onboard NRG.
Our presentation today, which, as Nahla said, is available on our website and which we are going to be referring to, is divided into two interrelated, but distinct parts. First, we wish to outline and explain the Board’s response to Exelon’s revised offer of July 2. That part of the presentation will be handled by me. Then we have a midyear business update that will be presented by Bob.
Just one point in advance of Bob’s business update, obviously, it is out of the ordinary for NRG to provide this type of information between quarterly calls. In normal times under ordinary circumstances, this would be precisely the type of information that we would provide you on our second-quarter call at the end of July. But obviously these are not normal or ordinary times for NRG or its shareholders.
On July 21, the shareholders of NRG are going to make decisions on the size and makeup of NRG’s Board of Directors, which could have far-reaching consequences for the future of the Company and the value of your shareholdings. It is important to the management of NRG and to our Board of Directors that the NRG shareholders make those decisions with the best information possible. For that reason, while it will not be possible for us today to give you all of the information that we normally give on a second-quarter call, Bob is going to present to you the most current information possible about the performance and prospects of your company.
Now getting into the presentation on slide 4. First, I want to summarize our Board’s response, which was delivered to Exelon in a letter addressed to John Rowe this morning. And I think that there are three noteworthy elements both in Exelon’s revised offer and concurrently in the Board’s response to that offer.
First, there is the modest size of the bump itself relative to the value gap that existed last October and which only widened significantly over the past eight months due primarily to positive actions taken by NRG while Exelon has stood still.
Second, there is the fact that Exelon predicated its increase overwhelmingly on a very, very substantial level of cost synergies identified by their consultants. The level of these synergies is so great that we will be the first to admit that we were surprised. We had not previously conceived of such a level being achievable out of NRG’s own business or out of the combination.
Third and somewhat conversely to the second point, because Exelon’s increased offer is driven by increased synergies, it means, and Exelon is quite explicit about this in their presentation, that Exelon has ascribed an irrationally low price not only to NRG’s core value proposition, but also to NRG’s several growth initiatives that have progressed so successfully over the past eight months. Growth initiatives, which, as I have mentioned before, have differentiated NRG from both Exelon and the rest of the sector.
Now on slide 5, before we get into the fundamental economic view, for those on the phone who subscribe to the market has perfect knowledge philosophy, we would note that notwithstanding Exelon’s herculean attempt to characterize their revised offer as a 44% high premium deal by developing an all new approach to indicative premium, the actual premium to the NRG share price at the close of business on the night before the revised offer was a far more pedestrian 7.9%. Suffice it to say that we don’t think their approach, which is to calculate their offer against our peer group’s performance, is nearly as relevant as calculating their offer against our own performance.
But turning to slide 6, everyone knows the markets are volatile and more important to us are the fundamentals and particularly the cash. As we have said repeatedly over the last six years, we have always managed the business for cash and that is the main reason or the main approach to valuing Exelon’s revised offer and slide 6 presents the crux of the valuation issue.
This was the main cause of our Board’s objection to the Exelon offer in October. It was the main cause of our objection in February and it remains the main cause of our objection to their revised offer now. No matter what future year is important to you, Exelon’s revised offer is dramatically unfair to NRG shareholders from the point of view of free cash flow contribution and free cash flow accretion dilution. Indeed, acceptance of this offer will result in severe double-digit free cash flow dilution to NRG shareholders for years to come.
On slide 7, by another basic, but nonetheless fundamental valuation metric, which is discount to replacement cost, Exelon’s revised offer comes closer to compensating NRG fully for our baseload fleet in Texas than their previous one, but based on their own public estimation of what our baseload fleet in Texas is worth. But at 0.545, they stand to get the 18,000 MW balance of the NRG generating fleet for free.
Another way of thinking about this is that the NRG, which existed before we bought Texas Genco in early 2006, which was the beginning of our expansion into Texas, at that time, our Company had an enterprise value in the $6 billion to $7 billion range, which Exelon would be getting for free at the current price of their proposal.
So in summary, by these two measures and by several other valuation measures considered by our Board of Directors, 0.545, while a measurable and welcome improvement over 0.485, falls far short of compensating NRG shareholders for the core value of their company.
Having addressed the true value of where NRG is now, let’s talk about the considerable additional value of where NRG is going. As demonstrated on slide 8, NRG has growth prospects, the depth, range and most importantly the value of which are unrivaled within the power industry. Exelon’s revised offer of July 2 includes a breakthrough of sorts in that, for the first time, Exelon explicitly ascribes value to some of these growth initiatives. The problem is that the value that they ascribe is extremely low. From our point of view, explicably low. As you can see at the bottom of the slide, $1.10 per NRG share for everything, including Reliant Retail.
While we don’t have the time today to provide a point-by-point explanation of all of the shareholder value embedded in each of NRG’s many growth initiatives, let me hit a couple of high points. First and foremost, Reliant Retail, which Exelon says is worth $1 per NRG share. Today, NRG is announcing that based on significant part on the more than $200 million of EBITDA that Reliant has generated in the two months that we have owned it, we are projecting that Reliant will contribute at least $400 million to NRG’s adjusted EBITDA over the last eight months of 2009.
While we listened last week to the Exelon economist who said that Reliant was worth $1 a share essentially because that is what we paid for it, it’s hard for us to believe that most people will believe that a retail franchise that can produce over $1 per NRG share in its first eight months of operation under NRG is worth only $1 per NRG share in total.
The way we believe that the market should value Reliant under NRG ownership, and again I am looking at slide 9, is a retail electricity business integrated as to its supply with physical generation in the same region where its principal load is more valuable than a stand-alone retail business. This, in essence, is what John Rowe said on his call last week and we agree with him.

Reliant, in the two months we have owned it, has been substantially integrated with our wholesale supply already, but not totally. As such, being conservative, we believe a lower multiple in the range of 5x should be applied to Reliant’s earnings until we can demonstrate to the market full integration. This leads to the $4.50 per share incremental value of Reliant to NRG shareholders, which we believe they should be fully compensated for by Exelon.
When the business becomes fully integrated, which we expect to occur before the end of 2009, we believe Reliant’s financial performance is worthy of at least a 6x multiple, suggesting that there is further upside for NRG shareholders in this area in the not-too-distant future.
Slide 10, turning to nuclear. The differences of opinion with respect to the value of nuclear development that has been expressed between Exelon and NRG is extreme. But as we mentioned in our letter response to Mr. Rowe this morning, if Exelon really thinks nuclear development has no value, then why have they spent tens of millions of dollars over the past two years developing a greenfield nuclear project just down the road from our STP plant in Victoria County.
In our mind, there is considerable option value in being at or near the front of the queue at the NRC; at being the lead project in the COLA process for the ABWR technology, which is the technology, which Exelon itself recently embraced after pursuing the ESBWR for the better part of two years; that being one of the four final projects in the DoE loan guarantee; at having coveted production slots for ultra-heavy forgings at Japan Steel Works; and most of all, at having an existing nuclear site originally designed for four units with a skilled management team and workforce and hundreds of millions of dollars of common facilities already in place. To Exelon, in particular, this position in the nuclear renaissance is worth several dollars per NRG share.
What all this expansion means to us is financial growth. On slide 11, and what we’re showing here is that this financial growth will build on our track record of past growth. Recall that NRG was a $600 million of EBITDA company in 2004. Everything we are doing now is designed to contribute significantly to the Company’s financial performance, not only in the long term, but also as we are demonstrating today with our announcement about 2009 EBITDA in the short to medium term. Even our nuclear development program, through the sell-down of equity interest, the sale of intellectual property and development know-how and supply chain initiatives, has the ability to contribute EBITDA well before the first new nuclear units come online in 2016, 2017.
Now I don’t want to sound like a broken record, but this is growth that NRG shareholders should be paid for and they should be paid for much more than $1.10 per NRG share.
Now on slide 12, having discussed NRG’s own extrinsic and intrinsic growth, let’s move on to discuss the new feature of Exelon’s revised offer — $3.2 billion of cost synergies, potentially worth over $9 a share.
Before we dive into this, let me make this perfectly clear. Let me make perfectly clear NRG’s position. We support value whenever and wherever it can be found and that applies to combination cost synergies as much to any other form of financial value. Our viewpoint is that synergies, like other forms of value, have to be realistically attainable and in the case of combination synergies, they also need to be equitably shared between the parties. These are the two points, which I would like to address on slides 12 and 13.
With respect to combination cost synergies, the annual savings levels identified by Exelon’s consultants appear on slide 12. While we would very like to have these consultants demonstrate to us this level of saving, it is not clear to us, at this point in time, how such a high level of saving is achieved out of a combination with NRG.
In the case of both corporate/IT and trading, two of the bigger areas of savings, the amount claimed by Exelon as a saving exceeds NRG’s total spend in this area. In the case of fossil operations where the Exelon consultants believe it is possible to reduce our headcount by 350, we would note that their assumed fully loaded cost per such an employee of $225,000 is actually 74% higher than our actual average fully loaded cost per O&M employee. So what we are saying is that while we are not foreclosing the possibility that Exelon’s synergy number is attainable, we have some reason to be skeptical.
And with that, let me go into the second part of the synergy equation. It’s our belief that combination cost synergies, the burden of which always falls disproportionately on the acquired company, should be shared equitably. Exelon proposes to share cost synergies with NRG shareholders ratably. Meaning NRG shareholders would realize only 18% of the benefit of any synergies achieved. If Exelon were to agree to share 50% of the projected synergies with the target company, as is more commonly done in these types of transactions, that would allow them to increase their offer to NRG by another $3.50 per NRG share. That is demonstrated on slide 13.
Now finally and moving on to slide 14, I want to address one aspect of the transaction risk. As all of you know from our previous communication, NRG’s Board of Directors has plenty of reason to be skeptical about the certainty of Exelon’s revised offer, which, like the original offer, continues to lack committed debt financing or assurances from the rating agency that Exelon’s credit rating requirements will be satisfied, among other conditions. There continues to be no word from Exelon about breakup fees or downside protection on their fixed exchange ratio offer. But of all the many conditions and shortcomings in their offer, we remain particularly focused on Exelon’s requirement to issue additional equity.
Exelon last week conceded that they need to issue a $1.1 billion of equity-linked instruments in connection with this transaction, but that number assumes that Exelon is able to raise $1.6 billion of additional funds through asset sales. As most of the asset sales would be of NRG assets, we are obviously intimately familiar with the complicated web of partnership agreements, offtake contracts and financing arrangements that surround the most valuable of the assets on the Exelon for-sale list. And suffice it to say that selling all of these assets for fair value under normal circumstances would take considerable time and skill.
In this market environment, as a for seller with a de facto time deadline imposed by the rating agencies, the results of a sales process are likely to be suboptimal. Raising a considerable concern on our part that Exelon will need to offer much more than $1.1 billion in equity to cover either a delay or a shortfall in proceeds from asset sales.
Slide 15, in summary, speaking on behalf of NRG’s Board of Directors, we are pleased that Exelon has increased its offer and we are intrigued at the possibilities of significantly larger combination synergies. But Exelon’s continued unwillingness to reflect the value of NRG’s core business or NRG’s unique growth prospects in its revised offer gives us concern that they ever will offer NRG shareholders fair value for their NRG shares and fair protection against the considerable transaction risk inherent in their proposed combination.
If they were to recognize simply the full and fair value of our growth initiatives, additional details of which we have provided — well, which Bob will be providing today — we will sit down with them to understand and quantify the true synergies and to explain to them the fully embedded value of our business, not all of which is yet readily apparent to them or to the market.
Now speaking on my own behalf to all of the NRG shareholders who are contemplating their vote in the upcoming proxy contest, let me say the following. Obviously it took eight months for Exelon to improve their offer and they did so with obvious reluctance only last week at the 11th hour because it became abundantly clear to them that if they didn’t improve their offer, they were headed for a loss in the proxy contest on July 21. Their increase very clearly was a welcome step in the right direction, but there still is a lot of distance to cover both in terms of the price and the terms of the offer. If you vote Exelon’s slate onto the NRG Board on July 21, my personal prediction is that Exelon’s movement in the right direction toward a full, fair and reasonable offer for NRG will end on that day. With that, I turn it over to Bob Flexon.

Bob Flexon
Good morning, everyone. As David commented, with the annual meeting quickly approaching, we felt it appropriate to provide our shareholders an update on our business performance and plans for 2009 ahead of our normally scheduled second-quarter call.
I will began on slide 17 and provide an overview of our operating performance, our commercial and retail operations, including integration progress and our financial outlook and plans for the balance of the year. While additional detail on these items will be covered in more detail, the key themes, our top decile operating performance remains the goal. This includes safety, as well as plant operating performance. Bringing retail into the NRG portfolio is underway with noteworthy progress integrating the wholesale supply and risk management functions within the retail business. And finally, the combination of excellent performance from our retail business, our wholesale operations and the effectiveness of our hedging program leads the way for today’s announced increase in 2009 adjusted EBITDA guidance by $325 million to $2.5 billion. This in turn seals our ability to commit and execute on an increased share repurchase plan totaling $500 million during 2009.
Additional operating performance is provided on slide 18. Our safety performance for the year is well inside top quartile performance, but, as stated a moment ago, top decile performance remains the goal. Our baseload plant operations are on pace for record reliability in 2009 with the Texas-base load fleet having an exceptional year.
Cedar Bayou 4, our new combined cycle plant, reached commercial operating date, or COD, on June 25, just in time to meet the surging power demand. Since COD, the net capacity and equivalent availability factors have been 83% and 99% respectively, vailable to meet a surging demand for the power in ERCOT during the recent heat wave.
FORNRG 2.0, our performance improvement initiative launched at the beginning of 2009 following our successful conclusion of FORNRG 1.0, has gotten off to a quick start. The 2009 component of the overall goal was a 20 basis point improvement over our 2008 baseline return on invested capital. That component of the goal was achieved by June 30, 2009, six months ahead of target through a multitude of improvements that will continue over the remainder of the year.
Slide 19 provides additional color on nuclear operating performance at STP 1 and 2. STP continues to distinguish itself as best-in-class, demonstrating industry leadership in areas such as safety, capacity factors, reliability and megawatt hours generated.
Moving on to slide 20, our Comm Ops and risk teams are focused on integrating the retail supply function into Comm Ops and matching the retail generation portfolios. We continued executing strategic hedges for our baseload generation recently, adding 3.5 terawatt hours of power equivalent hedges in 2010 at levels significantly above current market prices, which can be seen on the hedge position graph at the top left.
ERCOT load recovered significantly in June, down just 0.5% on a weather-normalized basis versus June of 2008. This compared to the first five months of the year in ERCOT that was down approximately 4% versus 2008. PJM year-over-year on a weather-normalized demand continues to be 3% to 4% below prior-year levels.
Our gas portfolio, including Cedar Bayou 4, was nearly 100% committed during the highest priced days in late June, which in turn have continued to push up forward heat rates reflecting the sound fundamentals within the Texas market.
During the first two months of NRG ownership, Reliant’s retail business covered on slide 21 performed significantly above plan delivering over $200 million in adjusted EBITDA during the months of May and

June. These results were fueled by continued downward gas prices above normal weather, renewed focus on acquisition and retention and effective hedging. Market conditions at our current level of execution should enable the retail business to deliver in excess of $400 million in adjusted EBITDA for the eighth months in 2009 of NRG ownership.
Reliant has relaunched the C&I business segment and continues to maintain a number one ERCOT share. This is significant given more than 7.8 terawatt hours of annualized load that was not bid from October ‘08 through March of ‘09. Since May 1, in concert with our mass business price moves and full channel execution, acquisitions of new customers were up 25% in June. Despite higher than normal heat, which leads to higher overall bills, Reliant achieved a 10% reduction in churn during June versus May. This is a very strong and very positive trend that we remain focused on.
Additionally, NRG’s generation assets, risk and supply management capabilities have allowed Reliant to more effectively hedge and stabilize customer pricing despite underlying commodity moves. Lowering prices through the summer months in Texas demonstrates our commitment to the long-term viability of this business. NRG acquired a strong retail brand and a very experienced competitive retail team. Removing the middleman, the financial counterparties affords Reliant collateral efficiency, which is being passed on to our customers. All of these improvements culminate a much stronger Reliant and NRG.
Slide 22 provides the updated financial outlook for the year. Adjusted EBITDA guidance for 2009 is being increased by the $325 million to $2.5 billion driven by the $400 million adjusted EBITDA contribution from Reliant for the eight months of ownership. This was partially offset by a $75 million reduction in the wholesale business EBITDA due to higher than anticipated costs. $2.5 billion of adjusted EBITDA will be an all-time record for the Company.
Included in cash from operations, but excluded from recurring free cash flow, is the anticipated retail collateral NRG will post later in 2009 as the retail ringfence is removed and the Merrill Lynch credit sleeve is terminated. Funding in this collateral will be sourced from the proceeds of the $700 million bond offering that occurred on June 2, 2009. Removal of the ringfence will allow the free flow of cash from the retail subsidiary to the parent facilitating and contributing towards the Company’s capital allocation program. Based on the July 7 closing stock price of $22.08, this translates to recurring free cash flow yield of 23% or $5.13 per share.
Slide 23 provides additional financial information for 2009. In addition to the record adjusted EBITDA outlook, liquidity at June 30 exceeded $4 billion, also an all-time high for NRG. This $1 billion increase since the first quarter was driven by the $700 million bond offering, the net proceeds from the sale of MIBRAG and cash from operations. These cash inflows were partially offset by the purchase of Reliant during the second quarter.
Finally, this combination of higher earnings and cash flows, along with a record liquidity level, leads to today’s other announcement that our share buyback commitment for 2009 is being increased from the existing $330 million to $500 million. Our plan is to complete these repurchases by year-end; although this is dependent on having open trading windows.
My last slide on page 24 provides a comparative view of various EBITDA multiples. Prior to guidance being increased, our trading multiple was six times. Adjusted for the guidance change, the multiple compresses down to 5.2 times, well below the peer average of 8.3 times and the composite sell side analyst view of 7.2 times. As you can see on the bottom right-hand portion of the slide, using these various multiples with our revised outlook highlights the undervalued nature of our equity, supporting our action to expand our 2009 share repurchase program. At this point, I will turn it back to David for concluding remarks.

David Crane

Thank you, Bob. Looking at slide 26, the last slide, the conclusion slide, the Company’s track record of improved financial performance as measured by adjusted EBITDA and cash flow from operations over the past six years, what I would tell you about this, the power generation business, and for those of you who have known me for the last several years even before I came to NRG, would know — I’ve been saying this for a long time — it is a capital-intensive, cyclical, commodity-driven business. Having experiences up close to the previous industry downcycle at the beginning of this decade, we set out to build the new NRG on a business model that would work through both up cycles and down cycles.
Today, as Bob has discussed and this slide demonstrates, with $2.5 billion in EBITDA for 2009, in the midst of the worst down cycle that any of us will ever experience hopefully, I think we show the full extent of our success in this regard. We not only have built the Company to survive the downturn, we have built one that will prosper. Lacy, on that note, we would be happy to open — send the floor back to you for some questions and answers.

QUESTION AND ANSWER

Operator
(Operator Instructions). Anthony Crowdell, Jefferies.

Anthony Crowdell
Good morning. Just a question on the increase in EBITDA, it is a pickup of about $325 million. I think roughly $150 million of that pickup was related to Reliant. Is that correct at all? So can I assume the other $175 million from synergies or plant performance is recurring?

Bob Flexon
Well, I think the way you should look at the guidance is that we had guidance out there of 2.175 and that was just the wholesale business. Reliant is increasing it by $400 million and then on the wholesale side, it is coming in by 75. So you get the net increase of $325 million to the $2.5 billion.

Anthony Crowdell
You’d attribute some of the increase to plant performance, strong at STP. You are saying though that mainly the pickup was Reliant, so we can assume that that would be recurring?

Bob Flexon
That is right and on the wholesale side, we have certainly strong operating performance. We had slight uptick in some unexpected costs at the gross margin level side. But net net, the overall improvement is on the retail side and I would look at it as recurring.

Anthony Crowdell
Great, thank you.

Operator
[Neel Mishra].

Neel Mishra
Given the strong results from the retail unit year to date, are you considering raising the normalized EBITDA run rate guidance above $200 million? Besides the stickiness in pricing, are you seeing dynamics that are specific to this year?

David Crane

Neel, I think our run rate midcycle was $250 million, not $200 million, which we already raised once since we owned it. I guess what we would say is it’s a brave new world out there and we have only owned Reliant Retail for two months and we are a very conservative company. So we are not prepared to say that the midcycle performance of the business is more than $250 million. I think at the time, which I mentioned would probably be at the end of the year, that we could declare that the business was absolutely fully integrated. At that time, we would be in a better position to have a sense of what the midcycle run rate is. But for now, we are sticking with the $250 million. We are sticking with that story, Neel.

Neel Mishra
Okay. And then can you briefly discuss your opinions as to the positives and negatives that Exelon’s investment grade balance sheet would provide you now that the credit markets have normalized a little bit more? Does NRG still take the view that a generation company should stay a notch below investment grade?

David Crane
Well, let me start on that, Neel, and then I will hand it over to Bob to provide you with more detail. My basic view of investment grade in the merchant generation business is that at least one of the rating agencies has previously stated that they think that the competitive power generation business is fundamentally a BB business and I take them at their word on that.
I am sure that there is a level of investment grade balance sheet where the low cost of the capital and the ability to trade without posting any sort of collateral makes it easy, but I will tell you that I don’t think that that is investment grade rating in BBB land. I think that is an investment grade rating in A or AA land.
And what concerns me, and I have seen this time and time again in my 20 years in this industry, I would tell you that I think the worst, absolute worst position to be in in this industry in terms of trying to maximize value to your shareholders is to be BBB- because when you are BBB-, you are not working for your shareholders anymore, you are working for the rating agencies because you cannot afford even a single notch downgrade. And we have seen that story and I don’t want to be part of that story. But that is just my point of view. Bob Flexon?

Bob Flexon
Neel, I would just add to that that if you’re going to be sub-investment grade, you just certainly need a liquidity structure that supports that what you want to do around your hedging program. For us, the first lien structure provides really an unlimited credit facility. It gives us the ability to do long-term hedges without posting any collateral, not worried about any collateral calls or the like. It is more volumetric driven. So the fact that we have that really removes any obstacles that we have in conducting the business.
And when we talk about growth and new project and new project development, we do that away from the balance sheet anyway and we do that typically on the heels of an investment-grade offtake agreement. So I don’t see any benefit for us given the structure that we have employed here at NRG.

Neel Mishra
Okay, thank you.

Operator
Lasan Johong, RBC Capital Markets.

Lasan Johong
Thank you. Couple quick questions. David, do you have a target ratio in mind? If 0.545 is not appropriate, is there a number that you think is in your mind — you don’t have to say it, but do you have a number in mind?

David Crane
Well, I would say that I have a point of view — I am a member of the Board of Directors of NRG. I am one of 14 members and so yes, I have a point of view and I won’t say it, but I am one of 14 votes on that question. I think what we have done today is we have outlined several different factors, very easily quantified factors that should cause Exelon that really gives Exelon a handle to make a substantial increase in the 0.545 that they currently have on the table.
John Rowe has said repeatedly, and I have to tell you, one thing that I admire about John is that throughout this process, he has been very direct about what he says. There has been no artifice, no head faking. He tells people what he thinks and he has said it to you. He’s is all about value. Well, today, we have handed him various roadmaps, the value that would lead to a substantial increase over the 0.545. So we hope he will take one of those roads.

Lasan Johong
Do you think that there is a valid argument in what John is saying that both stocks are undervalued and that both stocks’ undervaluation has to be taken into consideration?

David Crane
Well, I would say that, to a point, in the sense that we have never argued that, in the 40s, Exelon’s stock is an inflated currency, but I would say that, for investors, if they think that Exelon’s stock is significantly undervalued, it is a highly liquid currency, they are free to go out and buy it on their own. So you have to look at the value of the combination and I think that is what is interesting about what they said about synergies.
I would also say that the price that has been put on the table for NRG is significantly below the mark. There is a lot of room for movement, which I think overrides the fact that their stock may be a decent deal at 48 or whatever they are trading at.

Lasan Johong
Okay. A quick question for you, Robert. 2011 EBITDA, if you remove hedges and go with the forward curve, do you have an estimate of what that number looks like?

Bob Flexon

I do not.

Lasan Johong
Okay, thank you.

Operator
(Operator Instructions). Brian Russo, Ladenburg Thalmann.

Brian Russo
Could you just maybe update us on any progress related to additional equity selldowns at NINA?

Bob Flexon
Well, Brian, thanks for asking that question. I will tell you that the progress with nuclear selldown at NINA is highly dependent on the outcome of the Exelon situation and this is why. As we have made pretty clear, essentially what we’re looking to do is sell down a 20% stake and we are somewhat receptive to whether we sell it down at the NINA level or at the STP 3 and 4 level.
When you are selling a 20% stake to somebody, they have a very strong interest in knowing who the majority partner is going to be in the project. So I would say that there is a lot of interest in that 20% stake, but at this point this close to the July 21 proxy contest, to be frank, I think most of the potential partners are sitting on the sidelines waiting to see what happens with Exelon.

Brian Russo
Okay, thank you. Then just back on the Reliant Retail contribution of $400 million this year, should we assume ongoing contribution is more like $250 million and the improvement in ‘09 is more related to maybe some outsized margin per megawatt hour early on in this year, as well as some favorable weather in June in ERCOT?

David Crane
Brian, Bob is going to answer that question, but there was one other point I should have made about the nuclear selldown. I would say that if the Exelon situation clarifies itself this month, we are highly confident that we would be in a position to finalize the selldown before the end of 2009, ideally before the end of the third quarter. But with each day that passes, that becomes more difficult. Anyway, on your question about the Reliant contribution.

Bob Flexon
Brian. I think the way you think about it over the next several years, when we came up with the $250 million run rate, we looked out five to six years and looked at the curve on gas and the impact on the supply side of meeting the load. And that is kind of an average number, but I think when you think more of the prompt years, we will exceed that $400 million EBITDA number in 2009. And given the forward curve and where the markets look in 2010, I would expect we would be above the $250 million in 2010. When you look at the back end of the curve, it maybe averages down to that level, but that is kind of the way we look at it right now. In the prompt couple of years, you will see performance above that run rate level.

Brian Russo
Okay, great. Thank you.

Operator
Andrew Weisel, Macquarie Capital.

Angie Storozynski
This is actually Angie Storozynski. Two questions. We are hearing some question marks about your nuclear CapEx and how you actually value the CapEx per kW when you compare it to the FPL and to many other companies that actually showed their estimates of how much it is going to cost and that’s Exelon’s implied gap in your financing for this business. How could you address this issue?

David Crane
Okay. Nahla, the slide on that is in the voluminous appendices, are they not? I know that we hit you all with a very long presentation today, but there are several pages on the nuclear in the appendices. And the first thing I would say to you is what constantly confuses a lot of people, and evidently Exelon in this case, is making an apples-to-apples comparison. And so you have to be clear, when you’re talking about our project, you are talking about overnight costs, like in the case of FPL, I know that when you look at their full number, they include the cost of transmission, they are talking in 2017 dollars and things like that. So actually if you look at the numbers, if you compare them, they are not that different from each other.
The second thing I would mention is we have estimated in the past that there are several hundred million dollars of common facilities at our site. So if Exelon working in the neighboring county of Victoria at a greenfield site is trying to compare our estimate to theirs, then maybe they are missing that.
The third thing I would tell you is that we are the only one of the people who are looking to build a plant who are looking to build a plant that has been built before, it has been built on time and on budget in Japan and the builder of that, in this case Toshiba, has absolute full specific detail about amount of labor required, amount of materials required and full construction design drawings. And so we think our estimate for the technology we are building is actually the most accurate.
And Angie, let me up the ante a bit. We would say that our number, which appears on page 31, is $3200 per kW. That was an estimate that was done, I think, 18 months ago. We believe when we redo that estimate, it will come down because of the movement in copper and steel prices and the like. So that would be my response on that. I know I got going on that, Angie. Was there another aspect of that nuclear question or do you want to move on to your second question?

Angie Storozynski
No, no, just one thing. You are going to finance or you are planning to finance this newbuild through a JV, so not on your balance sheet. Now assuming that you are acquired by Exelon and now you are an investment-grade company, how would it help this development from a financing perspective if it is still a JV?

David Crane
Yes, to be frank, most of the financing costs, it doesn’t matter if you are Exelon or the Southern Company or Duke or Florida Power and Light, most of the financial cost for any new nuclear plant is going to be based off the federal loan guarantee numbers. So you would have to ask them why them owning us would lead to a lower financing cost for a nuclear plant because we have estimated, and we don’t know exactly yet because the government has to tell us this, but we are talking about a cost of debt funding for this project that would be only slightly above US treasuries because of the federal loan guarantee. So I would be at a loss as to explain to you why they think that their balance sheet is an advantage when it comes to financing the nuclear plant.

Angie Storozynski
Now the last question about the wind development, there is clearly discrepancy in views as to where the new wind farms will be built. Are they going to concentrate in Texas, are they going to concentrate in the Midwest? Any comment on this issue?

David Crane
Well, Mauricio is the expert on this. I would just say that in terms of — one of the things for those of us who have been in the fossil fuel fired business, development business for a long time as you are trying to project future supply and demand, of course you are looking at what is in the construction queue and before that what is in the development queue. And the good thing about combining cycle plants was they took two to three years to build. So you had pretty good foresight, four or five years into the future.
Wind is a little tougher because the plants get built within a year. So you have to look all the way back to who is filing for interconnection permits. And I would tell you before Mauricio starts talking that the number of interconnection permits being filed in Texas is way down while those in the Midwest is massively up. But that is just one indicator from a developer’s perspective. Mauricio, you want to talk about it from the market’s perspective?

Mauricio Gutierrez
Sure. Angie, we have provided some detail on slide 42 on the appendix where we compare some of the comments that Exelon made in their last presentation versus our perspective. We believe that the wind resources in the Midwest are vast and there are transmission projects that have made significant progress to bring those resources into load [sensors] primarily in the Midwest and West of PJM. So we have outlined a number of reasons why we believe our perspective in terms of wind development in the Midwest versus wind development in Texas to comply with the renewable energy standard requirements is not going to happen just in one place, but I think it is going to happen where the wind resources exist and that is in the Midwest.

Angie Storozynski
Okay, thank you.

Operator

Terran Miller, Knight Libertas.

Terran Miller
Good morning, David. Just a quick question, it seems that you would like Exelon to raise their bid before you open up to due diligence and they would like to engage in some level of due diligence to justify raising their bid. So my question is, simplistically, why is it a problem to try to engage them in some conversation now if the end goal is to maximize shareholder value?

David Crane
I would tell you, first of all, I think we are engaging in a conversation right now. The letter we sent today is an engagement of a conversation. In a hostile takeover offer where — if I were to have a personal phone call with John Rowe, it would have to be filed with the SEC the next day. This is all being done in the fishbowl here. So this is a conversation we are having.
In terms of our point of view on what you are saying, and actually if you would notice, they didn’t really make a big demand about doing due diligence in their investor presentation last week, but you would have to ask them. From our perspective, we are trying to see if they are willing to be fair. When we see $1 per share for Reliant Retail, there is just not a lot there to get you excited that there is going to be a dialogue with two reasonable parties trying to reach a win-win situation for both group of shareholders. That is the basis for the Board’s decision today. And by the way, in terms of your comment about optimizing shareholder value, I think and I hope you will agree that we are demonstrating today, as we have done everyday, that we are optimizing shareholder value pretty well here at NRG.

Terran Miller
Thank you.

Operator
Scott Pearl, Seneca Capital.

Matt Mylam
It is actually [Matt Mylam]. Just to follow up on Lasan’s question, is it possible to give us some color or direction on EBITDA for 2011 as it compares to the 2009 guidance as it is an important number to the accretion/dilution of the proposed deal? Understanding that the market will be what it will be, but looking at disclosures, it looks like 2011 has been hedged at a lower level on a $1 per megawatt hour basis than ‘09. So is it maybe possible you can give us some color how much lower 2011 EBITDA or how much lower hedges have been in ‘11 versus ‘09 and if it has been gas or power that was hedged? Lastly, how do 2011 hedge prices compare to 2012?

Bob Flexon
We disclosed that in our 10-K, Matt, where we actually put out the hedge prices and generally speaking, these are gas hedges and for 2011 — I don’t have the numbers in front of me — but it is in at around $7 in terms of what the hedge gas price is. And if you look at the earnings profile over the next five years or so, 2011 is the low point on the wholesale portfolio. So that is not unexpected and it is attributed to those hedges.
In terms of how much it is, you really have to take a look at the difference between 2009, which I think the hedge numbers is over $8 and then you can take a look at the level that we are hedged, which is about 70% in 2011, then you can just work the math from their to give you a good ballpark on what that cost would be, what the difference would be.

Matt Mylam
Got you. Heat rates in ERCOT have improved quite a bit since the 12/31 heat rate curve I think you guys use. So is it fair to assume that on a dollar per megawatt hour basis, it has actually improved in 2011 given the heat rate improvement in gas?

Bob Flexon
Yes, that is right because right now the heat rate position in 2011 is very much open and as that continues to strengthen, you will get uplift from that. Right now, when we talk about the dip, we’re really just comparing where the proxy for power being gas, where that has been hedged at. The heat rate is floating.

Mauricio Gutierrez
Yes, keep in mind that on our disclosure on the 10-K, we use the heat rate as of December 31 and the heat rates have increased significantly not only because of the strong [peering] prices that we are seeing in Texas, but the lack of generation that we are expecting given the credit environment. The fundamentals in that market are reflected in the increase in heat rates that we have seen over the past couple of months.

Mauricio Gutierrez
So when you see the heat rate sensitivity that we had on slide 20 as well, when you see the heat rate movement in 2011 as it moves a quarter a point, that is a $66 million impact. So I think you got the components there to be able to come up with the difference.

Bob Flexon
Matt, on this front — you didn’t really ask about this but you asked close enough, so I will answer the question you didn’t ask. Our early indications of electricity demand in ERCOT relative to the other parts of the country, particularly the industrial Midwest, is that we’ve started to see substantial signs of recovery in June, even on a weather-adjusted basis. I know that everyone knows that it has been scorching hot down in the Gulf Coast and that is good for business when you are in the business we are in. But even if you adjust for weather, I think we saw a statistically meaningful improvement in June relative to the spring months. Now, that is just one month, but it is a welcome sign.

Matt Mylam
Great, thanks.

Operator
[Michael Boat], Wells Fargo Securities.

Michael Boat
I just had a quick question. I was wondering if you could comment on what you are seeing or assuming for bad debt expense at the retail business.

David Crane
Jason, would you like to answer that question?

Jason Few
Sure. One of the good things about the Texas market is it seems to be holding up a lot better than other markets around the country and so we are not seeing significant changes in our bad debt experience in the retail business. Although we continue to plan for potential impacts from a bad debt perspective, but today, the retail business is less than 2% on a bad debt expense basis.

David Crane
And historically compared to — what is that in normal times?

Jason Few
It is right in line with what we have seen in previous years.

Michael Boat
Is that less than 2% of revenue?

Jason Few
Yes.

Michael Boat
And then just a follow-up on that, I think First Choice was talking about the regulators in Texas looking at some regulatory policies to prevent — I guess customers can hop around pretty easily and leave a rep with some unpaid bills. Is there any progress on that?

Jason Few

Yes, there is no regulation that allows a customer to leave a rep with an unpaid bill. Customers are accountable for those bills. There was legislation to accelerate the actual time in which a customer can switch away, but that in no way impacts their obligation to pay their bill.

Michael Boat
Okay.

Jason Few
And/or termination penalties if they have that on the residential side.

Michael Boat
Okay, thank you.

David Crane
Lacy, I think we have time for one more question.

Operator
Anthony Crowdell, Jefferies.

Anthony Crowdell
Just a follow-up, I wanted to understand the procedure. If NRG shareholders do vote in the Exelon Board members, they still have like I guess, I would say, a second vote or they still get to approve the transaction, so there would be two separate votes for NRG shareholders, is that correct?

David Crane
Anthony, I think you have to clarify your question. My understanding of this — I mean the shareholders themselves, they have essentially two votes at the shareholder meeting. One, there are four class III nominees against the four class III Directors on the Board and then a second vote increases the size of the Board from 14 to 19 and then they have got five candidates for those things. So those two votes, you do it at the same time, my understanding. But that is not your question is it?

Bob Flexon
I think, Anthony, your question is if there is a transaction that is going to be consummated, would the NRG shareholders have to vote on it.

Anthony Crowdell

Yes, that is it.

Bob Flexon
Yes, they would.

Anthony Crowdell
So they are going to have a Board vote or they get like two votes for the Board and then if a transaction is consummated, they do get another vote to approve that transaction?

David Crane
That would be down the line. Right now, the vote is simply now around Board seats. There is no vote on transaction at this point in time.

Anthony Crowdell
Thank you.

David Crane
Okay, operator, well, we want to thank everyone who participated in the call and we appreciate your interest in NRG. Thank you.

Operator
Thank you for your participation in today’s conference. This concludes your presentation. You may now disconnect. Good day, everyone.